Exhibit 99.1
DECKERS BRANDS REPORTS SECOND QUARTER FISCAL YEAR 2025 FINANCIAL RESULTS

•SECOND QUARTER FY 2025 REVENUE INCREASED 20% TO $1.31 BILLION
•SECOND QUARTER FY 2025 DILUTED EPS INCREASED 39% TO $1.59
•FY 2025 REVENUE GUIDANCE RAISED TO APPROXIMATELY $4.8 BILLION
•FY 2025 DILUTED EPS GUIDANCE RAISED TO RANGE OF $5.15-$5.25

Goleta, California (October 24, 2024) -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories, today announced financial results for the second fiscal quarter ended September 30, 2024. The Company also provided an update to its financial outlook for the full fiscal year ending March 31, 2025.

“HOKA and UGG produced outstanding second quarter results driven by strong consumer demand for our innovative and unique products,” said Stefano Caroti, President and Chief Executive Officer. “As I step into the CEO role, I'm committed to building on our proven foundation to support growth, guided by our consumer-first mindset, brand-led philosophy, innovation-forward products, and globally driven focus. Our dedicated teams' continued execution of Deckers long-term strategy has our company well-positioned to achieve an increased outlook for fiscal year 2025.”

Second Quarter Fiscal 2025 Financial Review (Compared to the Same Period Last Year)

•Net sales increased 20.1% to $1.311 billion compared to $1.092 billion. On a constant currency basis, net sales increased 20.4%.
◦Channel
▪Direct-to-Consumer (DTC) net sales increased 19.9% to $397.7 million compared to $331.7 million. DTC comparable net sales increased 17.0%.
▪Wholesale net sales increased 20.2% to $913.7 million compared to $760.2 million.
◦Geography
▪Domestic net sales increased 14.2% to $853.9 million compared to $748.0 million.
▪International net sales increased 33.0% to $457.4 million compared to $343.9 million.
•Gross margin was 55.9% compared to 53.4%.
•Selling, general, and administrative (SG&A) expenses were $428.2 million compared to $358.4 million.
•Operating income was $305.1 million compared to $224.6 million.
•Diluted earnings per share was $1.59 compared to $1.14. During the quarter, the Company effected a six-for-one forward stock split of its common stock (the stock split), while maintaining the par value of $0.01 per share, per the Company's release on September 13, 2024. The share, per share, and resulting financial amounts in this press release, including prior period metrics, have been adjusted to reflect the effectiveness of the stock split.

Second Quarter Fiscal 2025 Brand Summary (Compared to the Same Period Last Year)

•HOKA® brand net sales increased 34.7% to $570.9 million compared to $424.0 million.
•UGG® brand net sales increased 13.0% to $689.9 million compared to $610.5 million.
•Teva® brand net sales increased 2.3% to $22.0 million compared to $21.5 million.
•Sanuk® brand* net sales decreased 47.6% to $2.8 million compared to $5.4 million.
•Other brands, primarily composed of Koolaburra®, net sales decreased 15.8% to $25.8 million compared to $30.6 million.

Balance Sheet (September 30, 2024 as compared to September 30, 2023)

•Cash and cash equivalents were $1.226 billion compared to $823.1 million.
•Inventories were $777.9 million compared to $726.3 million.
•The Company had no outstanding borrowings.

Capital Allocation

During the second fiscal quarter, the Company repurchased approximately 686 thousand shares of its common stock for a total of $104.3 million at a weighted average price paid per share of $152.09. As of September 30, 2024, the Company had approximately $685.4 million remaining under its stock repurchase authorization.

*The Company completed the sale of the Sanuk brand on August 15, 2024. The financial results presented above for the Sanuk brand are through this sale completion date.

Full Fiscal Year 2025 Outlook for the Twelve Month Period Ending March 31, 2025

The Company’s full fiscal year 2025 outlook is forward-looking in nature, reflecting our expectations as of October 24, 2024, and is subject to significant risks and uncertainties that limit our ability to accurately forecast results. This outlook assumes no meaningful changes to the Company’s business prospects or risks and uncertainties identified by management that could impact future results, which include but are not limited to: changes in economic conditions, including consumer confidence, discretionary spending, inflationary pressures, and foreign currency fluctuations; supply chain disruptions; and geopolitical tensions.

•Net sales are now expected to increase approximately 12% to $4.8 billion.
•Gross margin is now expected to be in the range of 55% to 55.5%.
•SG&A expenses as a percentage of net sales are now expected to be approximately 35%.
•Operating margin is now expected to be in the range of 20% to 20.5%.
•Effective tax rate is expected to be in the range of 23% to 23.5%.
•Diluted earnings per share is now expected to be in the range of $5.15 to $5.25.
•The earnings per share guidance takes into account the effectiveness of the stock split, but does not take into account the impact from any potential future share repurchases.

Non-GAAP Financial Measures

In certain instances the Company may present financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP financial measures), including constant currency, to provide information that may assist investors in understanding its financial results and assessing its prospects for future performance. The Company believes these non-GAAP financial measures are important indicators of its operating performance because they exclude items that are unrelated to, and may not be indicative of, its core operating results.

The non-GAAP financial measures presented by the Company may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate constant currency information, the Company calculates the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and remeasurements in the condensed consolidated financial statements. Further, the Company reports DTC comparable net sales on a constant currency basis for DTC operations that were open throughout the current and prior reporting periods, and may adjust prior reporting periods to conform to current year accounting policies. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period-to-period.

Conference Call Information

The Company’s conference call to review the results for the second quarter fiscal year 2025 will be broadcast live today, Thursday, October 24, 2024, at 4:30 pm Eastern Time and hosted at ir.deckers.com. You can access the broadcast by clicking on the link within the “Webcast” box at the top of the page. A replay of the broadcast will be available for at least 30 days following the conference call and can be accessed under the “Quarterly Earnings” section of the “Financials” tab at the aforementioned website.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing, and distributing innovative footwear, apparel, and accessories developed for both everyday casual lifestyle use and high-performance activities. The Company’s portfolio of brands includes UGG®, HOKA®, Teva®, Koolaburra®, and AHNU®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has over 50 years of history building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, SG&A expenses, operating margin, inventories, effective tax rate, and diluted earnings per share; consumer confidence and discretionary spending; the strength of our brands and demand for our products; our ability to drive future growth and profitability; our ability to execute on our long-term strategies and objectives; and our capital allocation, including the potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as well as in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

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Investor Contact:
Erinn Kohler | VP, Investor Relations, Corporate Planning & Business Analytics | Deckers Brands | 805.967.7611

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(dollar and share data amounts in thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,311,320	$1,091,907	$2,136,667	$1,767,698
Cost of sales	578,048	508,888	933,395	838,255
Gross profit	733,272	583,019	1,203,272	929,443
Selling, general, and administrative expenses	428,186	358,402	765,379	634,090
Income from operations	305,086	224,617	437,893	295,353
Total other income, net	(13,826)	(9,700)	(30,172)	(20,328)
Income before income taxes	318,912	234,317	468,065	315,681
Income tax expense	76,591	55,770	110,119	73,582
Net income	242,321	178,547	357,946	242,099
Total other comprehensive income (loss), net of tax	10,775	(2,117)	6,975	(10,416)
Comprehensive income	$253,096	$176,430	$364,921	$231,683

Net income per share
Basic	$1.59	$1.14	$2.35	$1.55
Diluted	$1.59	$1.14	$2.34	$1.54
Weighted-average common shares outstanding
Basic	152,240	156,188	152,552	156,586
Diluted	152,778	157,070	153,127	157,503

DECKERS OUTDOOR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollar amounts in thousands)

	September 30, 2024	March 31, 2024
ASSETS		(AUDITED)
Current assets
Cash and cash equivalents	$1,225,681	$1,502,051
Trade accounts receivable, net	537,137	296,565
Inventories	777,891	474,311
Other current assets	160,585	170,556
Total current assets	2,701,294	2,443,483
Property and equipment, net	319,580	302,122
Operating lease assets	217,401	225,669
Other noncurrent assets	159,861	164,305
Total assets	$3,398,136	$3,135,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$536,581	$378,503
Operating lease liabilities	48,662	53,581
Other current liabilities	290,397	287,909
Total current liabilities	875,640	719,993
Long-term operating lease liabilities	209,961	213,298
Other long-term liabilities	89,296	94,820
Total long-term liabilities	299,257	308,118
Total stockholders’ equity	2,223,239	2,107,468
Total liabilities and stockholders’ equity	$3,398,136	$3,135,579